Exhibit 10.87
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of August 22, 2016 (the “Effective Date”), by and between HPBB1, LLC, a Georgia limited liability company (“Landlord”), and BLACKBAUD, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated May 16, 2016 (the “Lease”), pursuant to which Landlord leased to Tenant approximately 12.98 acres of real property located in Berkeley County, South Carolina, and more particularly described in the Lease.
B.    Landlord and Tenant desire to amend and modify the Lease as set forth in this Amendment.
AGREEMENT:
For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
Recitals; Capitalized Terms. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease.
Amendments.
a.    The definition of Fee Agreement set forth in Section 1.3(p) of the Lease is hereby amended and restated in its entirety as follows:
Fee Agreement. “Fee Agreement” as used in this Lease means that certain Fee In Lieu of Tax and Incentive Agreement by and among Berkeley County, South Carolina, Landlord and Tenant. Notwithstanding anything in the Fee Agreement to the contrary, the Fee Agreement shall not amend or modify this Lease, or any terms hereof, and nothing in the Fee Agreement shall limit Tenant’s obligations under this Lease.
b.    The following definition of Indemnification Agreement is hereby added to the Lease as Section 1.3(xx):
Indemnification Agreement. “Indemnification Agreement” as used in this Lease means that certain Indemnification Agreement by and between Tenant and Landlord dated as of August 22, 2016. Notwithstanding anything in the Indemnification Agreement to the contrary, the Indemnification Agreement shall not amend or modify this Lease, or any terms hereof, and nothing in the Indemnification Agreement shall limit Tenant’s obligations under this Lease.
c.    The following is hereby added to Section 2.6(e) of the Lease:

Immediately following approval of the Fee Agreement by Berkeley County, South Carolina, Landlord and Tenant will sign and deliver to the other party the Fee Agreement and the Indemnification Agreement. For avoidance of doubt: (i) Tenant shall be solely responsible without reimbursement or contribution from Landlord for all losses, costs, liabilities, claims, damages, expenses (including reasonable attorneys’ fees), penalties or fines of any kind whatsoever, including without limitation, any Deficiency Payment (as defined in the Fee Agreement), which may be incurred from time to time by Tenant or Landlord under the Fee Agreement, and Tenant shall reimburse Landlord immediately upon demand for any such amounts incurred by Landlord; and (ii) Tenant shall not exercise any rights given to Tenant under Section 4.01(e) of the Fee Agreement that would constitute a breach of this Lease.
Default. The following are hereby added to Section 10.1 as Events of Default by Tenant under the Lease:
(e) Tenant shall fail to pay when due any amount owed to Landlord by Tenant under the Indemnification Agreement and the continuation of such failure for fifteen (15) days following Landlord’s written notice thereof to Tenant; or (f) Tenant shall fail to comply with any term, provision or covenant of the Indemnification Agreement, other than the payment of amounts owed to Landlord, and the failure is not cured within thirty (30) days after written notice to Tenant from Landlord; provided, however, that no Event of Default shall occur if the failure is not susceptible to cure within thirty (30) days so long as Tenant promptly commences the cure within such thirty (30) day period and diligently and continuously pursues it to completion as soon as reasonably possible and in any event within one hundred eighty (180) days thereafter.
For the avoidance of doubt, the lien created by execution of the Fee Agreement shall not constitute an Event of Default under Section 10.1(d) of the Lease, but any specific liens filed against the Premises due to unpaid amounts by Tenant under the Fee Agreement shall be governed by Section 10.1(d) of the Lease.
Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. The Lease, as modified by this Amendment contains the parties’ entire agreement regarding the subject matter covered by the Lease and this Amendment and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
Counterparts; PDF Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. Signatures given by portable document format shall be binding and effective to the same extent as original signatures.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the Effective Date.

LANDLORD:
/s/ Jeff Mixson
Witness	HPBB1, LLC
a Georgia limited liability company
8/29/16
Date	By:	/s/ John R. Holder
John R. Holder
Managing Member

TENANT:
/s/ Kimberly Perry
Witness	BLACKBAUD, INC.,
a Delaware corporation
September 6, 2016
Date	By:	/s/ Michael Gianoni
Michael Gianoni
President and Chief Executive Officer